Exhibit 5.1

OPINION OF MORRISON & FOERSTER LLP

December 17, 2009

Sonic Solutions
7250 Redwood Blvd., Suite 300
Novato, California 94945

Re:           Sonic Solutions Form S-3 Registration Statement (File No. 333-161815)

Ladies and Gentlemen:

We are acting as counsel to Sonic Solutions, a California corporation (the “Company”), in connection with the issuance and sale by the Company of up to 3,450,000 shares of its common stock, no par value (the “Common Stock”), including 450,000 shares that may be issued pursuant to an option granted to certain underwriters to cover over-allotments, if any (the “Shares”), pursuant to a Registration Statement on Form S-3 (File No. 333-161815) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) in accordance with the provisions of the Securities Act of 1933, as amended (the “Securities Act”), on September 10, 2009, as amended by Amendment No. 1 thereto, filed by the Company with the Commission on October 15, 2009, and declared effective by the Commission on October 20, 2009, the related prospectus included therein (the “Prospectus”) and the prospectus supplement filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement”). The Shares are to be sold by the Company in the manner described in the Registration Statement, the Prospectus and the Prospectus Supplement.

As your counsel in connection with this opinion, we have examined such corporate records, documents, and instruments of the Company and reviewed such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein and we have examined the proceedings taken and proposed to be taken by the Company relating to the issuance and sale by the Company of the Shares. With respect to certain factual matters, we have relied upon certificates of officers of the Company.

We are of the opinion that the Shares have been duly and validly authorized, and upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, the Prospectus and the Prospectus Supplement, will be validly issued, fully paid and nonassessable.

We express no opinion as to matters governed by any laws other than the substantive laws of the State of California and the federal laws of the United States of America, as in effect on the date hereof.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the use or our name in the Prospectus Supplement under the heading “Legal Matters.” In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/    Morrison & Foerster LLP
Morrison & Foerster LLP